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                                                                    EXHIBIT 99.1

                   Distribution and Retailing

[LOGO OF SUPERVALU]

                   PO Box 990
                   Minneapolis, MN 55440
                   612 828 4429

                   News Release

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FOR IMMEDIATE RELEASE
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                                           CONTACT: Yolanda Scharton (investors)
                                                             PHONE: 952-828-4540
                                           EMAIL: yolanda.scharton@supervalu.com

                                                    CONTACT: Rita Simmer (media)
                                                             PHONE: 952-828-4429
                                                EMAIL: rita.simmer@supervalu.com


                   SUPERVALU STRATEGY TARGETS IMPROVED RETURNS

MINNEAPOLIS, MN - January 30, 2001 - SUPERVALU INC. (NYSE: SVU) today announced its focus on building returns through the implementation of strategic initiatives developed over the last several months.

Mike Wright, SUPERVALU's chairman and chief executive officer, said, "As the fifth largest grocery company in the country, we are obviously a major player in the grocery channel. We are taking our strong business platform, built over the years, to the next level in order to position SUPERVALU for the future. We have challenged ourselves as a team to identify new opportunities that represent the best application of our core capabilities while strengthening our day-to-day execution. The new process is underway and will be continued under the leadership of Jeff Noddle, who has been designated as the company's CEO upon my retirement in June."
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"We have taken important first steps by allocating a larger portion of our fiscal 2002 capital budget to store remodels and the expansion of our highly successful Save-A-Lot retail format," Wright added. "We also have launched a company-wide asset review process designed to eliminate low return assets, increase efficiencies and improve returns across the entire company. The outcome of this review process will likely result in a fourth quarter charge."

Wright added, "Obviously, our recent decision to terminate negotiations with Kmart for a consolidated supplier arrangement will have a near-term financial impact. The new arrangement, as proposed, would not result in an agreement that would be fair or make economic sense to SUPERVALU, our other customers, and our shareholders. This decision allows us the opportunity to be more aggressive in the initiatives we have underway."

Earlier in the month, the Company announced the termination of contract negotiations with Kmart. The existing Kmart contract, which ends June 30, 2001, generates annual revenues of approximately $2.5 billion. The earnings impact from the elimination of this business is dependent on a number of variables including, the transition process to a new supplier, Kmart's potential need for extended services beyond the current contract period, and overall "ramp down" costs. Ramp down costs include such expenses related to the transfer of inventory, the reallocation of transportation fleet and warehousing equipment, and employee transition costs. The preliminary Fiscal 2002 (ending February of 2002) earnings per share impact from the June 30 contract termination is estimated in the range of $0.18 to $0.22, including ramp down costs.

SUPERVALU said that the contract termination with Kmart will reduce working capital requirements. The Company estimates that the approximately $65 million of working capital savings will be utilized for debt reduction.

Jeff Noddle, SUPERVALU's president and chief operating officer added, "Our ongoing priority is to generate strong, consistent results that reflect SUPERVALU's leadership in logistics and retail. We intend to aggressively apply our knowledge of the grocery channel, logistics expertise, national network, and $40 billion in purchasing power to achieve additional business opportunities. I am confident that the combination of our new business
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initiatives and an increased focus on asset management will culminate in a stronger SUPERVALU that is better equipped to grow and prosper in an increasingly competitive grocery industry."

SUPERVALU is the 10th largest supermarket retailer in the country and is this nation's largest food distributor to grocery retailers.

Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. SUPERVALU does not undertake to update forward looking statements made in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward looking statements. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions, the impact of competition, the nature and extent of the consolidation of the retail food and food distribution industries, the ability to attract and retain customers for the company's food distribution operations and to control food distribution costs, the ability of SUPERVALU to assimilate acquired entities, the availability of favorable credit and trade terms, food price changes, other risk factors inherent in the food wholesaling and retail businesses and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

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